EXHIBIT 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), dated as of March 9, 2015 (the “Execution Date”), between Matthew Czajkowski, an individual (the “Executive”), and Heat Biologics, Inc. (“Heat”), a Delaware corporation, recites and provides as follows:

WHEREAS, Executive served as the Chief Financial Officer of Heat pursuant to an Employment Agreement dated May 15, 2013, as amended on May 1, 2014 (the “Employment Agreement”); and

WHEREAS, Executive and Heat desire to terminate the Employment Agreement; and

WHEREAS, Heat and Executive have reached agreement on all matters relating to the employment of Executive by Heat and its subsidiaries and the termination of his Employment Agreement; and his membership on the board of directors of any subsidiary; and

WHEREAS, Heat and Executive desire to set forth all of the terms and conditions of their agreement in this Agreement.

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration, Heat and Executive agree as follows:

1.

RESIGNATION.  (a) Executive hereby irrevocably and voluntarily resigns from his position as Chief Financial Officer of Heat and from any position with any subsidiary or affiliate of Heat, including as a director (the “Resignation Date”). After the Resignation Date, Executive shall have no further obligation or authority to perform duties and functions on behalf of Heat and/or its subsidiaries or affiliates and shall refrain from performing such duties or functions.   Executive agrees to cooperate with and provide reasonable assistance to Heat and its legal counsel in connection with any litigation (including without limitation arbitration or administrative hearings) or investigations affecting Heat in which Executive’s assistance or cooperation is needed as determined. Heat agrees to pay Executive a fee equal to $250 per hour for such assistance and all of Executive’s reasonable expenses in connection therewith.  In addition, Executive shall provide reasonable assistance to the Company in connection with the transition of Executive’s duties.

b.

NO CONTACT.  For a period of twelve months following the Effective Date Executive will not discuss Heat, Heat Related Parties and those entities’ respective businesses or operations with any third parties.

2.

SEVERANCE COMPENSATION.  In consideration of Executive’s undertakings contained in this Agreement, Heat:

a.

acknowledges that Executive has been paid all of his accrued base salary, accrued vacation pay and expense reimbursements.

b.

On or before five (5) days after the Effective Date, shall pay Executive a lump sum of Forty Five Thousand Dollars ($45,000), net of all payroll, Medicare, Social Security, state and federal taxes and deductions which the Company is obligated to make as a severance payment.

3.

RELEASES.

a.

In consideration of Heat’s undertakings contained in this Agreement , Executive has executed the Release, which is attached hereto as Exhibit A and expressly incorporated in this Agreement (the “Release”), at the time of execution of this Agreement.

b.

In consideration of Executive’s undertakings contained in the Severance Agreement to which Heat is not otherwise entitled, from and after the Effective Date Heat releases Executive from, and promises and agrees not to sue Executive for or in respect of, any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions and expenses (including attorney’s fees and costs) of any nature whatsoever, known or unknown, which Heat now has or claims to have against Executive from the beginning of time to the date of this Agreement, provided, however, that this release shall not bar or waive any claims arising out of business-related willful misconduct or criminal conduct.

4.

NO BENEFITS NOT SET OUT IN THIS AGREEMENT.  No salary, benefits, bonus payment, vacation pay, sick pay or other payments or additional monies beyond the sums identified in Paragraph 2 and Paragraph 8 of this Agreement will be made by Heat to Executive or on Executive’s behalf and the parties agree that no salary, benefits, bonus payment or other payments beyond the sums identified in Paragraph 2 or Paragraph 8 are owing, except for any amounts that are owed to Executive pursuant to certain Letter Agreements dated December 18, 2014, January 30, 2015 and March 3, 2015 between the Company and Executive.

5.

NO DISPARAGEMENT.

a.

In consideration of Heat’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive agrees that he and his agents, family and/or representatives shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Heat, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”); and (ii) referring to or in any way commenting on Heat and/or any of the other Heat Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Heat and/or any of the other Heat Related Parties.

b.

In consideration of Executive’s undertakings contained in this Agreement to which Heat is not otherwise entitled, Heat and its officers and directors  agree that they shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Executive, including without limitation in response to any requests for references and (ii) referring to or in any way commenting on Executive in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Executive.

6.

TERMS ARE CONFIDENTIAL.  Until such time as Heat is required to disclose the existence and terms of this Agreement, Executive shall keep the terms and conditions of this Agreement strictly confidential.  Executive hereby agrees not to disclose the existence of this Agreement or any of the terms of this Agreement (including without limitation the amounts referred to in Paragraph 2) to any person, including without limitation, any current or former employee of or applicant for employment with Heat and/or any of the other Heat Related Parties, with the exception of Executive’s attorney, accountant, tax preparer or spouse or as compelled by legal process, provided Executive’s attorneys, accountants, tax preparers, or spouses are informed of this provision requiring confidentiality and such person agrees to be bound by its terms.

7.

RETURN OF COMPANY PROPERTY.  All documents, records, data, equipment (including, without limitation: any computer or computers; any electronic storage device; computer hard drives; flash drives; discs and the like), Heat charge or credit cards, any Heat electronic communication devices (including cellular telephones, BlackBerry®, PDA and the like) and other physical property, whether or not pertaining to Confidential Information, which were furnished to Executive by Heat or were procured by Executive in connection with Executive’s services to Heat and/or is subsidiaries or affiliates will be and remain the sole property of Heat. Executive will return to Heat forthwith all such materials and property.

8.

STOCK SHARES AND OPTIONS.

a. Heat acknowledges that Executive’s stock options exercisable for 26,149 shares of common stock (“Vested Options”) shall vest by March 9, 2015 and the Vested Options shall be exercisable any time prior to the ten year anniversary of the date of issuance (of the Vested Options, options exercisable for 23,441 shares of common stock have an exercise price of $8.81 per share and options exercisable for 2,708 shares of common stock have an exercise price of $8.62 per share) and that stock options exercisable for an additional 15,286 shares of common stock (“Resignation Date Options”) shall have accelerated vesting and shall vest on the Resignation Date and shall be exercisable at any time prior to the date that is ninety (90) days after the Resignation Date (of the Resignation Date Options, options exercisable for 12,786 shares of common stock have an exercise price of $8.81 per share and options exercisable for 2,500 shares of common stock have an exercise price of $8.62 per share.

9.

CONFIDENTIAL INFORMATION.

a.

“Confidential Information” means any information concerning or referring in any way to the business of Heat and/or its subsidiaries and affiliates disclosed to or acquired by the Executive through or as a consequence of the Executive’s affiliation as an employee of Heat and/or member of it and/or its subsidiaries or affiliates. For purposes of this Agreement, Confidential Information consists of information proprietary to Heat and/or its subsidiaries and affiliates which is not generally known to the public and which in the ordinary course of business is maintained by Heat and/or its subsidiaries and affiliates as confidential. By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Heat’s and/or its subsidiaries’ and affiliates’ products, concepts, processes, machines, engineering, research and development. Confidential Information also includes, without limitation, information in any way concerning or referring to Heat’s and/or its subsidiaries’ and affiliates’ business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information designated by Heat and/or its subsidiaries and affiliates as “confidential.” Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by (a) a person otherwise bound to the provisions hereof, or (b) any person bound by a duty of confidentiality or similar duty owed to Heat and/or its subsidiaries and affiliates.

b.

DUTY OF CONFIDENTIALITY. Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others to disclose or use) any Confidential Information belonging to Heat and/or its subsidiaries and affiliates, whether in oral, written, electronic or permanent form, except as directed in writing by the Board of Directors of Heat and/or its subsidiaries or affiliates.

c.

Executive shall deliver forthwith to Heat and/or its subsidiaries and affiliates as the case may be all original Confidential Information (and all copies thereof) in Executive’s possession or control belonging to Heat and/or its subsidiaries and affiliates and all tangible items embodying or containing Confidential Information.

d.     This Agreement is in addition to the confidentiality and other provisions of any other agreement between the Executive and Heat and/or its subsidiaries and affiliates.

e.     INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in this Paragraph 9 will  cause irreparable damage to Heat and/or its subsidiaries and affiliates, and accordingly, Executive agrees that Heat and/or its subsidiaries and affiliates as the case may be shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that

Heat and/or its subsidiaries and affiliates may have.  The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Heat of the covenants contained in this Agreement.

f.

ASSIGNMENT OF RIGHTS. Executive has disclosed to Heat any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by Executive as a result or product of his employment relationship with Heat and/or its subsidiaries and affiliates. Executive hereby assigns to Heat or its relevant subsidiary or affiliate without additional compensation the entire worldwide right, title and interest in and to any such Inventions (whether disclosed or not), and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof. Executive shall, at the request of Heat or its relevant subsidiary or affiliate, without additional compensation execute, acknowledge and deliver to Heat or its relevant subsidiary or affiliate such instruments and documents as Heat or its relevant subsidiary or affiliate may require to perfect, transfer and vest in Heat or its relevant subsidiary or affiliate the entire right, title and interest in and to such inventions. In the event that Executive does not timely perform such obligations, Executive hereby makes Heat or its relevant subsidiary or affiliate and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive’s behalf. Executive shall cooperate with Heat or its relevant subsidiary or affiliate, upon Heat’s or its relevant subsidiary’s or affiliate’s request and at Heat’s or its relevant subsidiary’s or affiliate’s cost but without additional compensation, in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

10.

NON-COMPETE; NON-SOLICITATION.

a.

NON-COMPETE. For a period commencing on the Effective Date of this Agreement (as defined below) and ending nine months  after the Effective Date of this Agreement (the “Non-Competition Period”), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any work of a similar nature to his work with Heat for any business which develops, markets, or sells any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy (collectively, a “Competitor”).  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.  Heat and Executive agree that this Section is in addition to Section 5 of the Employment Agreement.

b.

NON-SOLICITATION. During the Non-Competition Period identified in Paragraph 10(a) above, Executive shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at Heat or its subsidiaries or affiliates to cease working at Heat or its subsidiaries or affiliates, or in any way materially interfere with the relationship between Heat or its subsidiaries or affiliates and anyone working at Heat or its subsidiaries or affiliates except in the proper exercise of Executive’s authority; or (ii) induce or in any way materially interfere with the relationship between Heat or its subsidiaries or affiliates and any customer, supplier, licensee or other business relation of Heat or its subsidiaries or affiliates. .

c.

SCOPE.  If, at the time of enforcement of this Paragraph 10, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

d.

INDEPENDENT AGREEMENT.  The existence of any claim or cause of action of Executive against Heat or any of its subsidiaries or affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

e.

INJUNCTIVE RELIEF.  Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in this Paragraph 10 will cause irreparable damage to Heat and/or its subsidiaries or affiliates, and accordingly, Executive agrees that Heat and/or its subsidiaries or affiliates shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Heat and/or its subsidiaries or affiliates may have. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Heat and/or its subsidiaries or affiliates of the covenants contained in this Agreement.

11.

ARBITRATION.  No dispute between one or more Heat Related Parties and Executive shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or, if Heat and Executive agree in a separate writing, another individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either Heat or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

a.

The arbitration shall be initiated in Durham County, North Carolina and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

b.

The Arbitrator shall render an award that conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

c.

PRIOR AGREEMENTS SUPERSEDED.  This Agreement supersedes all previous Agreements between the Executive and Heat, including the Employment Agreement.  To the extent that there is any conflict between this Agreement and any earlier agreement between Heat and Executive, this Agreement governs.

12.

SUCCESSORS.

a.

This Agreement is personal to Executive and shall not be assignable by Executive.

b.

This Agreement shall inure to the benefit of Heat and its successors and assigns. Heat may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company, provided that such assignee is financially qualified to fulfill obligations hereunder and in the event of such assignment, Heat agrees to guarantee all obligations hereunder.

13.     MISCELLANEOUS

 a.

 Executive shall notify Heat of any and all employment or other compensated work he obtains during the period from the Effective Date of this Agreement through and including December 31, 2015.

b..

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral, pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

c.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery or, by reputable overnight courier (such as Federal Express or UPS), by facsimile, or by e-mail to such address as either party shall have furnished to the other in writing in accordance herewith. Notice may be given to Heat or Executive as follows:

For Heat:	For Executive:

801 Capitola Drive Durham, NC 27713	1083 Burning Tree Drive Chapel Hill, NC 27517
With a Copy to:	With a copy to:
Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 Attention: Leslie Marlow, Esq.	The Worm Law Firm, PC 4706 St. Thomas Place Raleigh, NC 27612 Attention: Kathleen N. Worm, Esq.

d.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

e.

The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f.

Executive may revoke the Release during the seven-day period following his execution of the Release.  He may do so by providing written notice to Heat of his decision to revoke the Release which must be received by Heat prior to the eighth day. This Agreement shall become effective on the eighth day after the Executive executes the Release attached as Exhibit A to this Agreement, provided the Executive does not exercise his right to revoke the Release (“Effective Date”).  If Executive revokes the Release during such seven-day period, this Agreement shall not become effective.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, Heat has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HEAT BIOLOGICS, INC., a Delaware corporation		EXECUTIVE

By:	/s/ Jeffrey Wolf	/s/ Matthew Czajkowski
	Jeffrey Wolf	Matthew Czajkowski

EXHIBIT A

RELEASE

This Release dated as of March 9, 2015, between Matthew Czajkowski, an individual (the “Executive”), and Heat Biologics, Inc. (“Heat”), a Delaware corporation, recites and provides as follows:

WHEREAS, Executive serves or served as the Chief Financial Officer of Heat and as an officer and director of certain of  its subsidiaries pursuant to an Employment Agreement dated May 15, 2013, as amended on May 1, 2014 (the “Employment Agreement”); and

WHEREAS, Executive and Heat desire to terminate the Employment Agreement and Executive has resigned his employment with Heat, its subsidiaries and his  membership on the board of directors of Heat’s subsidiaries; and

WHEREAS, Heat and Executive have reached agreement on all matters relating to the employment of Executive by Heat and its subsidiaries, and the termination of his Employment Agreement with Heat and its subsidiaries; and his membership on the board of directors of Heat’s subsidiaries; and

WHEREAS, Heat and Executive have set the terms and conditions of their agreement in the Severance Agreement dated March 9, 2015 (“Severance Agreement”) to which this Release is Exhibit A; and

WHEREAS, the Severance Agreement obligates Executive to execute this Release.

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration contained in the Severance Agreement, Executive agrees as follows:

1.

In consideration of Heat’s undertakings contained in the Severance Agreement to which Executive is not otherwise entitled, Executive releases Heat, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”) from, and promises not to sue Heat and/or any of the other Heat Related Parties for or in respect of, any and all claims, charges, complaints, liabilities, obligations, promises, agreements, damages, actions and expenses (including attorney’s fees and costs) of any nature whatsoever, known or unknown, which Executive now has or claims to have against Heat and/or any of the other Heat Related Parties jointly, severally or singly from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Heat or the termination of his employment, claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment, including but not limited to wages, benefits or discrimination in employment on the basis of any protected characteristic.  This release applies to rights and claims arising under the National Labor Relations Act, Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.), Title VII of the Civil Rights Act (“Title VII”), the Americans with Disabilities Act (“ADA”), Genetic Information Nondiscrimination Act of 2008 (“GINA”), Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Employee Retirement Income Security Act (“ERISA”) (excluding any claims for accrued, vested benefits), the North Carolina Fair Employment Practice Act (“FEPA”), and the North Carolina Wage Act.  This release does not release Heat or Heat Related Parties from obligations under the Severance Agreement.

2.

Notwithstanding Paragraph 1 of this Release, Executive may bring a claim for breach of the Severance Agreement.  If any claim covered in Paragraph 1 of this Release, other than for a breach of the Severance Agreement or to enforce his rights under the Severance Agreement, is brought by Executive, to the greatest extent permitted by applicable law, Heat and/or the other Heat Related Parties shall be entitled to its and/or their attorney’s fees and costs upon prevailing on such claim.

3.

Executive acknowledges the following:

a.

He has read and understands this Release and the Severance Agreement;

b.

Before executing this Release and the Severance Agreement, he has been offered at least 21 days to consider his rights and obligations under this Release and the Severance Agreement;

c.

The period of time he has to consider his rights and obligations under this Release and the Severance Agreement is reasonable;

d.

Before executing this Release and the Severance Agreement, Heat advised him in writing to consult with an attorney and he has done so;

e.

He has knowingly and voluntarily elected to enter into this Release and the Severance Agreement and releases Heat from any and all claims, subject to the stated limitations in this Release, in exchange for valuable consideration which is in addition to anything of value to which he is already entitled;

f.

The Release constitutes a waiver of all rights and claims he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.);

g.

This Release does not waive any rights or claims by Executive that may arise after this Release is finally accepted and executed; and,

h.

For a period of seven days following the execution of this Release and the Severance Agreement, Executive may revoke this Release and the Severance Agreement by sending written notice of same to Heat, addressed to Mr. Jeffrey Wolf, 801 Capitola Drive, Durham, North Carolina 27713.  For the revocation to be effective, Heat must receive the written notice by not later than the close of business on the seventh day after Executive signs this Release.  This Release shall not become effective or enforceable until this seven-day revocation period has expired without Executive having exercised his right to revoke.

i.

Nothing in this Release and Severance Agreement is intended to, or shall, interfere with Executive’s rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Release and Severance Agreement. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such action, charge or proceeding brought against Heat and/or the other Heat Related Parties, regardless of who filed or initiated any such complaint, charge, or proceeding.

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HEAT BIOLOGICS, INC., a Delaware Corporation		EXECUTIVE

By:	/s/ Jeffrey Wolf	/s/ Matthew Czajkowski
	Jeffrey Wolf	Matthew Czajkowski

STATE OF NORTH CAROLINA:

COUNTY OF _________:

On the ____ day of March, in the year 2015 before me, the undersigned, personally appeared Jeffrey Wolf, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and with the authority of Heat Biologics, Inc., and that by his signature on the instrument, the corporation upon which the individual acted executed the instrument.

Notary Signature

 STATE OF NORTH CAROLINA:

COUNTY OF _________:

On the ____ day of March in the year 2015 before me, the undersigned, personally appeared Matthew Czajkowski, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument the individual executed the instrument.

Notary Signature

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